EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-            ) and related Prospectus of Corautus Genetics Inc. (formerly GenStar Therapeutics Corporation) (a development stage enterprise) for the registration of 4,745,319 shares of its common stock and to the incorporation by reference therein of our report dated February 22, 2005, with respect to the consolidated financial statements of Corautus Genetics Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 21, 2005